Prospectus Supplement No. 5 Filed pursuant to rule 424(b)(3) (to prospectus dated June 3, 2022) Registration No. 333-264293

HYCROFT MINING HOLDING CORPORATION
Up to 94,258,841 shares of Common Stock Issuable upon Exercise of the Warrants
Up to 71,211,526 shares of Common Stock
Up to 60,125,009 Warrants

This prospectus supplement is being filed by Hycroft Mining Holding Corporation, a Delaware corporation (the “Company,” “we,” “our”, “us”) to update and supplement the information contained in the prospectus dated June 3, 2022 (the “Prospectus”) relating to the issuance of up to an aggregate of 94,258,841 shares of our Class A common stock, par value $0.0001 per share (“Common Stock”), which includes (i) 34,289,898 shares of Common Stock that may be issued upon exercise of warrants, including the public warrants, private placement warrants, forward purchase warrants, and PIPE warrants (as each such terms is defined under “Selected Definitions” in the Prospectus) at an exercise price of $11.50 per share of Common Stock; (ii) 9,583,334 shares of Common Stock that may be issued upon exercise of the October 2020 warrants (as such term is defined under “Selected Definitions” in the Prospectus) at an exercise price of $10.50 per share of Common Stock; and (iii) 46,816,480 shares of Common Stock that may be issued upon exercise of the New Warrants (as such term is defined under “Selected Definitions” in the Prospectus) at an exercise price of $1.068 per share of Common Stock. The Prospectus also relates to the offer and sale, from time to time, by the selling security holders identified in the Prospectus (the “Selling Security holders”), or their permitted transferees of up to (i) 71,211,526 shares of Common Stock, and (ii) up to 60,125,009 warrants to purchase shares of Common Stock, including the private placement warrants, forward purchase warrants, PIPE warrants, October 2022 warrants and New Warrants.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus, which forms a part of our registration statement on Form S-1 (File No. 333-264293) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on December 2, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our Common Stock, our public warrants, and our October 2020 warrants (as such terms are defined under “Selected Definitions” in the Prospectus) are listed on The Nasdaq Capital Market, under the symbols “HYMC,” “HYMCW,” and “HYMCL,” respectively. On December 1, 2022, the last reported sales price of our Common Stock listed under the symbol HYMC was $0.72 per share, the last reported sales price of our public warrants listed under the symbol HYMCW was $0.0910 per warrant, and the last reported sales price of our October 2020 warrants listed under the symbol HYMCL was $0.1000 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 20 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 2, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 29, 2022

HYCROFT MINING HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-38387	82-2657796
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 Water Canyon Road, Unit 1 Winnemucca, Nevada		89445
(Address of Principal Executive Offices)		(Zip Code)

(775) 304-0260
Registrant's telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYMC	The Nasdaq Capital Market
Warrants to purchase Common Stock	HYMCW	The Nasdaq Capital Market
Warrants to purchase Common Stock	HYMCL	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Note Purchase and Sale Agreement

Hycroft Mining Holding Corporation (the “Company”) entered into a Note Purchase and Sale Agreement dated November 28, 2022, pursuant to which it reduced the outstanding principal amount of 10% senior secured subordinated notes (“Subordinated Notes”) by $11,139,707 in exchange for (i) payment of $5,569,854 and (ii) issuance of 500,000 shares of the Company’s Class A common stock, par value $0.0001 per share. The shares were issued pursuant to the exemption from registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder. The transaction closed on November 29, 2022.

The Note Purchase and Sale Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing and indemnification obligations of both parties. The foregoing description of the Note Purchase and Sale Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Note Purchase and Sale Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 1.1 hereto.

Principal Repayment Under Second Amended and Restated Credit Agreement

In connection with the repurchase of the Subordinated Notes, the Company also reduced its first lien debt through a voluntary $1,113,971.00 principal prepayment under its Second Amended and Restated Credit Agreement dated March 30, 2022.

Item 7.01 Regulation FD Disclosure.

On November 29, 2022, Hycroft Mining Holding Corporation issued a press release providing information about its recent corporate activities. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
The list of exhibits is set forth on the Exhibit Index of this Current Report on Form 8-K and is incorporated herein by reference.
EXHIBIT INDEX

Exhibit Number	Description
10.1	Note Purchase and Sale Agreement dated November 28, 2022 between Hycroft Mining Holding Corporation and Highbridge Capital Management, LLC
99.1	Press release dated November 29, 2022*
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)
* Furnished pursuant to Regulation FD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2022	Hycroft Mining Holding Corporation

By:	/s/ Stanton Rideout
Stanton Rideout Executive Vice President and Chief Financial Officer